As filed with the Securities and Exchange Commission on September 18, 2023.

Registration No. 333-_______

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

CCFNB BANCORP, INC.
(Exact name of registrant as specified in its charter)

Pennsylvania (State or other jurisdiction of incorporation or organization)	23-2254643 (I.R.S. Employer Identification Number)

232 East Street
   Bloomsburg, Pennsylvania 17815
(Address and zip code of Principal Executive Offices)

CCFNB Bancorp, Inc. Employee Stock Purchase Plan
(Full title of the plan)

Lance O. Diehl
President and Chief Executive Officer
CCFNB Bancorp, Inc.
232 East Street
Bloomsburg, Pennsylvania 17815
(Name and address of agent for service)

                    (570) 784-1660
(Telephone number, including area code, of agent for service)

Copies to:
Dean H. Dusinberre, Esq.
Stevens & Lee, P.C.
17 North Second Street, 16th Floor
Harrisburg, Pennsylvania 17101
(717) 255-7378

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer:	☐	Accelerated filer:	☐
Non-accelerated filer:	☐ (Do not check if a smaller reporting company)	Smaller reporting company:	☒
		Emerging growth company:	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

PART 1

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

Item 1. Plan Information

Information required by Item 1 to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 adopted under the Securities Act of 1933, as amended (the “Securities Act”), and the Note to Part I of Form S-8.

Item 2. Registrant Information and Employee Plan Annual Information

Information required by Item 2 to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 adopted under the Securities Act and the Note to Part I of Form S-8.

PART 2

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

In this Registration Statement, “the registrant,” “we,” “us,” and “our” refer to CCFNB Bancorp, Inc.

The following documents filed with the Securities and Exchange Commission (the “SEC”) are incorporated by reference in this Registration Statement and made a part hereof:

(a) our Current Reports on Form 8-K filed on August 1, 2023, August 8, 2023 and August 30, 2023 (other than with respect to these reports, information that is furnished but not deemed to have been filed).

(b) All other documents filed by us after the date of this Registration Statement under Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment to the Registration Statement that indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and part of this Registration Statement from the date of filing of such documents. Any statement contained in a document incorporated by reference herein shall be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

“Description of CCFNB Capital Stock” incorporated by reference to the registrant’s Registration Statement on Form S-4 (File No. 333-273023) filed on June 29, 2023.

Item 5. Interest of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

CCFNB is a Pennsylvania corporation. Sections 1741-1743 of the Pennsylvania Business Corporation Law of 1988, as amended, or BCL, provide that a corporation may indemnify directors and officers against liabilities they may incur in such capacities provided certain standards are met, including good faith and the reasonable belief that the particular action is in (or not opposed to) the best interests of the corporation. In general, this power to indemnify does not exist in the case of actions against a director or officer by or in the right of the corporation if the person entitled to indemnification shall have been adjudged to be liable to the corporation unless and only to the extent a court determines that the person is fairly and reasonably entitled to indemnification. A corporation is required to indemnify directors and officers against expenses they may incur in defending actions against them in such capacities if they are successful on the merits or otherwise in the defense of such actions. Under Section 1745 of the BCL a corporation may pay such expenses in advance of the final disposition of any action or proceeding upon receipt of an undertaking to repay the amount advanced if it is ultimately determined that the person is not entitled to indemnification from the corporation. Section 1746 of the BCL provides that the foregoing provisions shall not be deemed exclusive of any other rights to which a person seeking indemnification may be entitled under, among other things, any agreement, vote of shareholders or disinterested directors, or bylaw provision, provided that no indemnification may be made in any case where the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness. Section 1747 of the BCL authorizes a corporation to purchase insurance for directors and other representatives. The foregoing statement is subject to the detailed provisions of Sections 1741-1750 of the BCL.

The articles of incorporation of the registrant provide for, to the fullest extent permitted by Pennsylvania law, indemnification and reimbursement of expenses reasonably incurred or suffered by directors or officers. However, indemnification or reimbursement shall not be provided to a director or officer for self-dealing, willful misconduct or recklessness.

The registrant maintains, on behalf of its directors and officers, as authorized by Section 1747 of the BCL and its articles of incorporation, insurance against certain liabilities arising out of the discharge of their duties, as well as insurance covering the registrant for indemnification payments made to its directors and officers for certain liabilities. The premiums for such insurance are paid by the registrant.

The foregoing is only a general summary of certain aspects of Pennsylvania law and the registrant’s articles of incorporation dealing with indemnification of directors and officers, and does not purport to be complete. The description of the articles of incorporation is qualified in its entirety by reference to the applicable provisions of the articles of incorporation of the registrant.

Item 7. Exemption from Registration Claimed.

Not Applicable.

Item 8. Exhibits.

Exhibits:

Number	Description

3.1	Articles of Incorporation (as amended through May 11, 2011) (incorporated by reference to Exhibit 3.1 to the registrant’s Registration Statement on Form S-4 (File No. 333-273023) filed on June 29, 2023).

3.2	By-Laws (as amended through November 15, 2022) (incorporated by reference to Exhibit 3. 2 to the registrant’s Registration Statement on Form S-4 (File No. 333-273023) filed on June 29, 2023).

4.1	Form of common stock certificate (incorporated by reference to the registrant’s Registration Statement on Form S-4 (file No. 333-273023) filed on June 29, 2023).

5.1	Opinion and consent of Stevens & Lee, P.C.

10.1	CCFNB Bancorp, Inc. Employee Stock Purchase Plan

23.1	Consent of S.R. Snodgrass P.C., Independent Registered Public Accounting Firm

23.2	Consent of Stevens & Lee, P.C. (included in Exhibit 5.1).

24.1	Powers of Attorney of the Registrant (included on signature page).

107.1	Filing Fee Table

Item 9. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by these paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and that it has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bloomsburg, Commonwealth of Pennsylvania, on September 18, 2023.

CCFNB BANCORP, INC.

By:	/s/ Lance O. Diehl
Lance O. Diehl
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Lance O. Diehl, Jeffrey T. Arnold and Dean H. Dusinberre, and each of them, his or her true and lawful attorney-in-fact, as agent with full power of substitution and resubstitution of him or her and in his or her name, place and stead, in any and all capacity, to sign any or all amendments to this Registration Statement for purposes of registering the shares allocated to the CCFNB Bancorp, Inc. Employee Stock Purchase Plan, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as they might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Capacity	Date

/s/ Lance O. Diehl Lance O. Diehl	President, and Chief Executive Officer and Director (Principal Executive Officer)	September 18, 2023

/s/ Jeffrey T. Arnold Jeffrey T. Arnold	Executive Vice President and Chief Financial Officer (Principal Accounting Officer) (Principal Financial Officer)	September 18, 2023

/s/ Robert M. Brewington, Jr. Robert M. Brewington, Jr.	Director	September 18, 2023

/s/ Russell S. Cotner Russell S. Cotner	Director	September 18, 2023

/s/ Robert W. Dillon Robert W. Dillon	Director	September 18, 2023

/s/ Joanne I. Keenan Joanne I. Keenan	Director	September 18, 2023

/s/ Willard H. Kile, Jr. Willard H. Kile, Jr.	Director	September 18, 2023

/s/ Brian D. Klingerman Brian D. Klingerman	Director	September 18, 2023

/s/ W. Bruce McMichael, Jr. W. Bruce McMichael, Jr.	Director	September 18, 2023

/s/ Andrew B. Pruden Andrew B. Pruden	Director	September 18, 2023

/s/ Steven H. Shannon Steven H. Shannon	Director	September 18, 2023

/s/ Edwin A. Wenner Edwin A. Wenner	Director	September 18, 2023

/s/ Brenda R.H. Williams Brenda R.H. Williams	Director	September 18, 2023